CENTERPLATE REPORTS CONTINUED REVENUE GROWTH
FOR SECOND QUARTER 2005
SPARTANBURG, S.C., August 1, 2005 – Centerplate, Inc. (AMEX: CVP; TSX: CVP.un), today reported financial results for the second quarter and fiscal year-to-date ended June 28, 2005. Net sales increased by $8.3 million, or 4.8%, to $182.1 million, compared to net sales of $173.7 million for the second quarter of 2004. During the quarter, Major League Baseball (MLB) sales improved $3.5 million compared to the second quarter of 2004 primarily due to six additional games played during this quarter. Sales at convention centers increased approximately $5.8 million compared to the second quarter of 2004 due to an increase in the number of events held in these facilities. New accounts, added after the second quarter of 2004, increased sales by $7.2 million and all other facilities contributed an additional $1.5 million. Partially offsetting the improvement in revenues were declines of $4.1 million due to the expiration of some of the company’s contracts and $5.6 million in revenues from other entertainment facilities, due primarily to lower concert activity at some of these facilities.
Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) increased 2.1%, or approximately $0.4 million, to $18.0 million for the second quarter of 2005 compared to $17.6 million in the second quarter of 2004.
“We are pleased to report continued revenue growth during the second quarter of 2005", said Janet L. Steinmayer, President and Acting Chief Executive Officer of Centerplate. “We are also pleased to report growth in EBITDA, year over year, while we have continued our investments in the company’s strategic initiatives.”

For the twenty-six weeks ended June 28, 2005, net sales increased by 6.4%, or $17.3 million, to $289.3 million from $272.0 million during the comparable period in 2004. Adjusted EBITDA for the twenty-six week period increased by 1.4%, or approximately $0.3 million, to $20.5 million in 2005 from $20.2 million in 2004.
The company reported a net loss of $2.5 million for the second quarter of 2005 compared to income of $5.4 million in the second quarter of 2004. For the twenty-six weeks ended June 28, 2005, the company reported a net loss of $6.9 million compared to a loss of $3.8 million in the prior year period. The primary reason for the declines were the prepayment fees and other costs associated with refinancing the company’s senior credit facility. On a per share basis, Centerplate reported a net loss of $0.11 for the second quarter of 2005 compared to income of $0.23 for the comparable period in 2004.
As previously announced, Centerplate will make its 20th monthly distribution to IDS holders on August 19, 2005 at the anticipated annual rate of approximately $1.56 per IDS.
Centerplate will discuss its second quarter 2005 financial results on a conference call today, Monday, August 1 at 5:30 p.m. eastern daylight time. Interested parties may participate in the call by dialing 877-692-2590 approximately 10 minutes before the call is scheduled to begin. International callers should dial 973-935-8508. An audio webcast of the conference call can also be accessed via www.centerplate.com. For individuals unable to participate in the conference call, a telephone replay will be available from 8:00 p.m. on August 1, 2005 through midnight on August 21, 2005. The replay can be accessed domestically by dialing 877-519-4471 or for international callers, 973-341-3080. The passcode for the replay call is 6281973.

About Centerplate
Centerplate is a leading provider of catering, concessions, merchandise and facility management services for sports facilities, convention centers and other entertainment venues. Visit the company online at www.centerplate.com.
Presentation of Information in this Press Release
Centerplate presents Adjusted EBITDA because covenants in the indenture governing the company’s subordinated notes contain ratios based on this measure. A reconciliation of adjusted EBITDA to net income or loss is included in the attached tables.
Forward-Looking Statements
The information contained in this news release, other than historical information, includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, consumer spending levels, adverse weather conditions and other factors, as well as the risks identified in the prospectus relating to the offering of IDSs and our most recent annual report on Form 10-K, could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
Contact Information
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com

(Financial Tables Follow)

CENTERPLATE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 28,	June 29,	June 28,	June 29,
	2005	2004	2005	2004
	(In thousands, except share data)

Net sales	$182,071	$173,725	$289,291	$271,961

Cost of sales	146,410	140,546	235,441	222,693
Selling, general and administrative expense	17,884	15,596	33,650	29,143
Depreciation and amortization	7,296	6,601	14,101	13,479
Contract related losses	—	121	—	121

Income from operations	10,481	10,861	6,099	6,525

Interest expense, net	13,123	7,052	18,523	14,028

Other income, net	(219)	(38)	(305)	(95)

Income (loss) before income taxes	(2,423)	3,847	(12,119)	(7,408)

Income tax provision (benefit)	50	(1,547)	(5,213)	(3,625)

Net income (loss)	(2,473)	5,394	(6,906)	(3,783)

Accretion of conversion option	—	(142)	—	(317)

Net income (loss) available to common stock with or without the conversion option	$(2,473)	$5,252	$(6,906)	$(4,100)

Basic net income (loss) per share with conversion option	$(0.11)	$0.27	$(0.31)	$(0.10)

Diluted net income (loss) per share with conversion option	$(0.11)	$0.27	$(0.31)	$(0.10)

Basic net income (loss) per share without conversion option	$(0.11)	$0.23	$(0.31)	$(0.18)

Diluted net income (loss) per share without conversion option	$(0.11)	$0.23	$(0.31)	$(0.18)

Weighted average shares outstanding with conversion option	4,060,997	4,060,997	4,060,997	4,060,997
Weighted average shares outstanding without conversion option	18,463,995	18,463,995	18,463,995	18,463,995

Total weighted average shares outstanding	22,524,992	22,524,992	22,524,992	22,524,992

Dividends declared per share	$0.20	$0.20	$0.40	$0.40

CENTERPLATE, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EARNINGS BEFORE INTEREST,
INCOME TAXES, DEPRECIATION, AND AMORTIZATION (UNAUDITED)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 28,	June 29,	June 28,	June 29,
	2005	2004	2005	2004
	(In thousands)
Net income (loss)	$(2,473)	$5,394	$(6,906)	$(3,783)
Income tax provision (benefit)	50	(1,547)	(5,213)	(3,625)

Income (loss) before income taxes	(2,423)	3,847	(12,119)	(7,408)
Adjustments:
Interest expense (1)	13,123	7,052	18,523	14,028
Depreciation and amortization	7,296	6,601	14,101	13,479

EBITDA (2)	$17,996	$17,500	$20,505	$20,099

The following adjustments to EBITDA were made to compute Adjusted EBITDA:

EBITDA	$17,996	$17,500	$20,505	$20,099
Adjustments:
Contract related losses	—	121	—	121

Adjusted EBITDA (2)	$17,996	$17,621	$20,505	$20,220

(1)	Included in interest expense for the 13 and 26 week periods ended June 29, 2004 is $1.2 million in expenses related to the repurchase of $12.3 million in senior subordinated notes issued in 1999, of which $0.3 million is amortization expense. Included in interest expense for the 13 and 26 week periods ended June 28, 2005 is $6.2 million in expenses related to entering into our new credit agreement on April 1, 2005. The $6.2 million includes a prepayment premium of approximately $4.6 million on the prior credit facility and a $1.6 million non-cash charge for the write-off of deferred financing costs.

(2)	EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts. Adjusted EBITDA as defined in the indenture governing our subordinated notes issued in 2003, is determined as EBITDA as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the former annual management fee paid to affiliates of Blackstone and GE Capital, less any non-cash credits. We present Adjusted EBITDA because covenants in the indenture governing our 2003 notes contain ratios based on this measure and it is used by management to among other things evaluate our ability to make interest and dividend payments.

CENTERPLATE, INC.
SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 28,	June 29,	June 28,	June 29,
	2005	2004	2005	2004
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2,473)	$5,394	$(6,906)	$(3,783)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7,296	6,601	14,101	13,479
Amortization of deferred financing costs	1,803	379	2,185	1,051
Non-cash interest earned on restricted cash	(45)	—	(45)	—
Changes in liability for derivative	601	1,586	496	1,755
Contract related losses	—	121	—	121
Deferred tax change	50	(1,547)	(5,213)	(3,625)
Gain (loss) on disposition of assets	(3)	—	(4)	7
Other	(92)	(112)	(159)	(109)

Changes in assets and liabilities	15,746	13,370	15,007	12,737

Net cash provided by operating activities	22,883	25,792	19,462	21,633

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,977)	(2,092)	(7,509)	(3,119)
Proceeds from sale of property and equipment	7	87	336	90
Purchase of contract rights	(1,633)	(445)	(6,277)	(1,958)
Return of unamortized capital investment	—	6,148	—	6,148
Restricted cash	180	—	—	13,628

Net cash provided by (used in) investing activities	(5,423)	3,698	(13,450)	14,789

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments — revolving loans	(18,750)	(16,000)	—	(4,000)
Principal payments on long-term debt	(65,000)	—	(65,000)	—
Proceeds from issuance of long-term debt	107,500	—	107,500	—
Payment of existing subordinated notes	—	—	—	(12,250)
Payment of financing costs	(6,403)	(8)	(7,194)	(351)
Payment of debt issuance costs	—	—	—	(267)
Dividend payments	(4,460)	(4,459)	(8,920)	(9,414)
Increase (decrease) in bank overdrafts	1,232	3,356	(461)	100

Net cash provided by (used in) financing activities	14,119	(17,111)	25,925	(26,182)

INCREASE IN CASH	31,579	12,379	31,937	10,240

CASH AND CASH EQUIVALENTS:
Beginning of period	25,135	20,790	24,777	22,929

End of period	$56,714	$33,169	$56,714	$33,169

CENTERPLATE, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

	June 28,	December 28,
	2005	2004
ASSETS	(In thousands)

Current assets	$112,207	$71,755

Property and equipment, net	50,397	48,222

Contract rights, net	86,575	87,981

Cost in excess of net assets acquired	41,142	41,142

Deferred financing costs, net	16,716	11,707

Other assets	42,431	38,239

TOTAL ASSETS	$349,468	$299,046

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$93,664	$70,243

Long-term debt	211,670	170,245

Other liabilities	7,893	6,332

Common Stock with conversion option, par value $0.01, exchangeable for subordinated debt, net of discount	14,352	14,352

Total stockholders’ equity	21,889	37,874

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$349,468	$299,046